December 2024

Pricing Supplement No. 5,113

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 2, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

Trigger Performance Leveraged Upside Securities℠

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index depreciates in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 50% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss but only if the final index value is greater than or equal to the trigger level. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The underlying index measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract (the “futures contract”) trading on the Chicago Mercantile Exchange (the “CME”). The futures contract references the S&P 500® Index (the “reference index”). For more information about the S&P 500® Index, see the accompanying index supplement. For more information about the underlying index, see “Annex A — S&P 500® Futures Excess Return Index” beginning on page 15.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	December 5, 2030
Underlying index:	S&P 500® Futures Excess Return Index
Aggregate principal amount:	$650,000
Payment at maturity:

If the final index value is greater than the initial index value: $1,000 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $1,000

If the final index value is less than the trigger level: $1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 50%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	220%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	513.66, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	256.83, which is 50% of the initial index value
Valuation date:	December 2, 2030, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	December 2, 2024
Original issue date:	December 5, 2024 (3 business days after the pricing date)
CUSIP / ISIN:	61776W5N9 / US61776W5N95
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$970.60 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Trigger PLUS	$1,000	$10	$990
Total	$650,000	$6,500	$643,500

(1)The Trigger PLUS will be sold only to investors purchasing the Trigger PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $990 per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 13.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023  Index Supplement dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030 (the “Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index.

￭To enhance returns and potentially outperform the underlying index in a bullish scenario, with no limitation on the appreciation potential.

￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level.

Maturity:	6 years
Leverage factor:	220%
Trigger level:	50% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date is $970.60.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 2

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to any positive performance of the underlying index. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date. The Trigger PLUS are unsecured obligations of ours, and all payments on the Trigger PLUS are subject to our credit risk. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario

The final index value is greater than the initial index value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 220% of the increase in the value of the underlying index.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario

The final index value is less than the trigger level. In this case, the Trigger PLUS redeem for at least 50% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the Trigger PLUS.

December 2024 Page 3

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	220%
Trigger level:	50% of the initial index value

Trigger PLUS Payoff Diagram

The Underlying Index
The Trigger PLUS
$1,000
Stated Principal
Amount
PLUS Zone
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-50%
-40%
-20%
0%
20%
40%
60%
80%
Payment at Maturity on the Trigger PLUS
Percentage Change in Final Index Value

How it works

￭Upside Scenario: If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 220% of the appreciation of the underlying index over the term of the Trigger PLUS.

￭If the underlying index appreciates 5%, investors will receive a 11.00% return, or $1,110.00 per Trigger PLUS.

￭Par Scenario: If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

￭If the underlying index depreciates 20%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

￭If the underlying index depreciates 80%, investors will lose 80% of their principal and receive only $200 per Trigger PLUS at maturity, or 20% of the stated principal amount.

December 2024 Page 4

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

￭The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity. If the final index value is less than the trigger level (which is 50% of the initial index value), the payout at maturity will be an amount in cash that is at least 50% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the reference index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the futures contract, the reference index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Futures Excess Return Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

￭The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index, the futures contract or the component stocks of the reference index. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component stocks of the reference index. Further, by purchasing the Trigger PLUS, you are taking credit risk to us and not to any counter-party to the futures contract linked to the underlying index. Your return on the Trigger PLUS will not reflect

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the return you would realize if you purchased any stocks or futures contracts that are tracked directly or indirectly by the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

instruments linked to the underlying index, the futures contract or the component stocks of the reference index), including trading in the futures contract and the stocks that constitute the reference index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the reference index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is at or below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

￭The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Trigger PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the Trigger PLUS. The underlying index is linked to the E-mini S&P 500 futures contract currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the Trigger PLUS.

￭Suspensions or disruptions of market trading in futures markets could adversely affect the price of the Trigger PLUS. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the Trigger PLUS.

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Legal and regulatory changes could adversely affect the return on and value of your Trigger PLUS. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

￭Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher can make methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

December 2024 Page 8

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Futures Excess Return Index Overview

The S&P 500® Futures Excess Return Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contracts trading on the Chicago Mercantile Exchange. E-mini S&P 500 futures contracts are U.S. dollar-denominated futures contracts based on the performance of the S&P 500® Index. For additional information about the S&P 500® Index and how it is calculated and maintained, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement. For additional information about the S&P 500® Futures Excess Return Index, see “Annex A — S&P 500® Futures Excess Return Index” below.

Information as of market close on December 2, 2024:

Bloomberg Ticker Symbol:	SPXFP
Current Index Value:	513.66
52 Weeks Ago:	406.21
52 Week High (on 12/2/2024):	513.66
52 Week Low (on 12/6/2023):	404.39

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2019 through December 2, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on December 2, 2024 was 513.66. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Historical Performance – Daily Index Closing Values January 1, 2019 to December 2, 2024

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Futures Excess Return Index	High	Low	Period End
2019
First Quarter	259.86	222.61	257.61
Second Quarter	268.32	249.60	266.89
Third Quarter	274.16	256.53	269.81
Fourth Quarter	293.61	260.94	292.39
2020
First Quarter	306.53	201.84	233.59
Second Quarter	293.38	222.52	281.92
Third Quarter	326.53	283.09	306.77
Fourth Quarter	343.81	298.67	343.81
2021
First Quarter	364.75	338.62	364.75
Second Quarter	395.12	368.65	395.12
Third Quarter	417.85	391.69	396.79
Fourth Quarter	442.44	396.19	440.03
2022
First Quarter	442.58	385.50	419.87
Second Quarter	424.23	340.09	351.04
Third Quarter	399.05	332.14	332.14
Fourth Quarter	376.43	330.94	353.20
2023
First Quarter	383.43	350.27	375.14
Second Quarter	402.80	369.52	402.80
Third Quarter	414.13	382.87	383.94
Fourth Quarter	424.17	367.27	422.98
2024
First Quarter	460.16	415.04	460.16
Second Quarter	476.24	433.74	472.97
Third Quarter	492.68	446.93	492.68
Fourth Quarter (through December 2, 2024)	513.66	486.26	513.66

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “Annex A — S&P 500® Futures Excess Return Index” below.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS, if any, to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Trigger PLUS Based on the Value of the S&P 500® Futures Excess Return Index due December 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

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Additional Information About the Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Trigger PLUS. An alternative characterization of the Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product

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Principal at Risk Securities

supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the futures contract, in the stocks constituting the reference index, in futures or options contracts on the reference index or the stocks constituting the reference index and any other securities or instruments they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the reference index, futures or options contracts on the reference index or the stocks constituting the reference index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $990 per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Trigger PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside Securities℠” and “PLUS℠” are our service marks.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Annex A — S&P 500® Futures Excess Return Index

The S&P 500® Futures Excess Return Index (the “underlying index”) is an equity futures index calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”). S&P® is a joint venture between S&P® Global, Inc. (majority owner) and CME Group Inc. (minority owner), owner of CME Group Index Services LLC. The underlying index is reported by Bloomberg under the ticker symbol “SPXFP.” All information contained in this document regarding the underlying index has been derived from publicly available information, without independent verification.

The underlying index is the excess return version of the S&P 500 Futures Index, which measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange (“CME”). The underlying index includes a provision for the replacement of the E-mini futures contract as the contract approaches maturity (also referred to as “rolling” or “the roll”). This replacement occurs over a one-day rolling period every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the E-mini S&P futures contract.

E-Mini S&P 500 Futures Contract

The underlying index is constructed from the front-month E-mini S&P 500 futures contract (the “futures contract”). Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The futures contract is rolled forward once a quarter, with one-third of the contract being rolled forward on each of the fourth, third, and second day prior to expiration.

The E-mini S&P 500 futures (“ES”) contracts are U.S. dollar-denominated futures contracts, based on the S&P 500® Index (the “reference index”), traded on the CME, representing a contract unit of $50 multiplied by the reference index, measured in cents per index point. The ES contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of the ES contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of ES contracts is based on the opening prices of the component stocks in the reference index, determined on the third Friday of the contract month. For more information about the reference index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Underlying Index Calculation

The underlying index, calculated from the price change of the futures contract, reflects the excess return of the S&P 500 Futures Index. The level of the underlying index on a trading day is calculated as follows:

IndexERd = IndexERd-1 × (1 + CDRd)

where:

IndexERd-1	=	The Excess Return Index level on the preceding business day, defined as any date on which the index is calculated
CDRd	=	The Contract Daily return, defined as:
where:
		t	=	The business day on which the calculation is made
		TDW0t	=	Total Dollar Weight Obtained on t, defined as: CRW1t-1 × DCRP1t + CRW2t-1 × DCRP2t
		TDWIt-1	=	Total Dollar Weight Invested on the business day preceding t, defined as: CRW1t-1 × DCRP1t-1 + CRW2t-1 × DCRP2t-1
		CRW1	=	The contract roll weight of the first nearby contract expiration
		CRW2	=	The contract roll weight of the roll in contract expiration
		DCRP t	=	The Daily Contract Reference Price (the official closing price per futures contract, as designated by the relevant exchange) of the futures contract

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The underlying index is calculated on an excess return basis, meaning that the level of the underlying index is determined by its weighted return reduced by the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this pricing supplement, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the underlying index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

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The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P®. S&P® makes no representation or warranty, express or implied, to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in Trigger PLUS generally or in the Trigger PLUS particularly or the ability of the underlying index to track general stock market performance. The underlying index is determined, composed and calculated by S&P® without regard to us or the Trigger PLUS. S&P® has no obligation to take our needs or the needs of the owners of the Trigger PLUS into consideration in determining, composing or calculating the underlying index. S&P® is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash. S&P® has no obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.

S&P® DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® FUTURES EXCESS RETURN INDEX, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P® MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® FUTURES EXCESS RETURN INDEX, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P® MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® FUTURES EXCESS RETURN INDEX, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P® HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.

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